Exhibit 99.1

For information contact:

Paul R. Flanders

Chief Financial Officer

(315) 424-0513

FOR IMMEDIATE RELEASE

Carrols Corporation Receives Consent and Waiver

Under its Senior Credit Facility

Syracuse, New York (May 19, 2005) - Carrols Corporation (“Carrols”) announced today that it has obtained a Consent and Waiver from its lenders under Carrols’ Loan Agreement dated as of December 15, 2004 (the “Senior Credit Facility”) waiving the previously disclosed Event of Default caused by Carrols’ delay in delivering its annual financial statements for the 2004 fiscal year, and extending the time period to deliver such financial statements, as well as its financial statements for the first fiscal quarter of 2005, to July 31, 2005.

Carrols Corporation is one of the largest restaurant companies in the U.S. currently operating 538 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 347 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 127 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises eight Taco Cabana restaurants. Carrols also owns and operates 64 Pollo Tropical restaurants in south and central Florida and franchises 25 Pollo Tropical restaurants in Puerto Rico (21 units), Ecuador (3 units) and South Florida.

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Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616